Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of AGBA Group Holding Limited on Form S-8 File No. 333-270016 of our report dated May 16, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements before the effects of the reverse recapitalization described in Note 4 (previously the combined financial statements of OnePlatform Holdings Limited and Subsidiaries and TAG Asia Capital Holdings Limited and Subsidiaries) as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of AGBA Group Holding Limited for the year ended December 31, 2022.

We were dismissed as auditors on November 30, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

New York, NY

April 3, 2023